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                                                                      Exhibit 21

                SUBSIDIARY OF CANTERBURY PARK HOLDING CORPORATION

                                                         Jurisdiction of
              Subsidiaries                                Incorporation
              ------------                                -------------

      Canterbury Park Concessions, Inc.                     Minnesota

The subsidiary is 100%-owned directly by Canterbury Park Holding Corporation. The financial statements of such subsidiary are included in the Consolidated Financial Statements of Canterbury Park Holding Corporation.


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